Exhibit 10.4
LONG TERM INCENTIVE
RESTRICTED STOCK UNIT AGREEMENT
     This Long Term Incentive Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of the Grant Date indicated below pursuant to the terms of the 2007 Long Term Incentive Plan (the “Plan”) of Umpqua Holding Corporation (the “Company”) by and between the Company and the person named below as the Participant.

The “Participant”

Total Target Number of Restricted Stock Units (“Target Units”)

Maximum Number of Restricted Stock Units

“Grant Date”

“Settlement Date”

Performance Vesting	See Exhibit A

     The Company hereby awards to the Participant and the Participant accepts the right to receive shares of the Company’s Common Stock (“Stock”) on the Settlement Date, or such earlier date as provided herein, to the extent Units are vested in accordance with the terms hereof. This Award (“Award”) is being made as part of the Participant’s compensation package without the payment of any consideration other than the Participant’s services as an employee.
     The terms and conditions of this Award are set forth on the following pages of this Agreement subject to the terms and conditions of the Plan.
     Participant’s right to receive shares under this Agreement is conditioned on shareholder approval of the Plan.

Umpqua Holdings Corporation		Participant:

By:

Raymond P. Davis, Chief Executive Officer
Long Term Incentive Restricted Stock Unit Agreement

Long Term Incentive Restricted Stock Unit Award
Terms and Conditions
1. Definitions
     Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings as defined in the Plan.
     1.1. “Agreement” shall have the meaning given on page 1 hereof.
     1.2. “Award” means this Long Term Incentive Restricted Stock Unit Award.
     1.3. “Cause” means the definition of “Cause” given in any employment agreement the Participant has with the Company or a Subsidiary, or if no such definition exists, the occurrence of any one or more of the following:
               (a) Dishonest or fraudulent conduct by Participant with respect to the performance of Participant’s duties with the Company;
               (b) Conduct by Participant that materially discredits the Company or any of its subsidiaries or is materially detrimental to the reputation of the Company or any of its subsidiaries, including but not limited to conviction or a plea of nolo contendere of Participant of a felony or crime involving moral turpitude;
               (c) Participant’s willful misconduct or gross negligence in performance of Participant’s duties, including but not limited to Participant’s refusal to comply in any material respect with the legal directives of the Board, if such misconduct or negligence has not been remedied or is not being remedied to the Board’s reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the misconduct or negligence, has been delivered by the Board to Participant;
               (d) An order or directive from a state or federal banking regulatory agency requesting or requiring removal of Participant or a finding by any such agency that Participant’s performance threatens the safety or soundness of the Company or any Subsidiary; or
               (e) Material breach of Participant’s fiduciary duties to the Company if such breach has not been remedied or is not being remedied to the Board’s reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the breach, has been delivered by the Board to the Participant.
     1.4. “Company” means Umpqua Holdings Corporation.
     1.5. “Disability” means having a mental or physical impairment that has lasted or is expected to last for a continuous period of 12 months or more and, in the Committee’s sole discretion, renders the Participant unable to perform the duties that were assigned to the Participant during the 12 month period prior to such determination. The Committee’s determination of the existence of an individual’s disability will be effective when communicated in writing to the Participant and will be conclusive on all of the parties.
     1.6. “Earnings Per Share” means the fully diluted earnings per share based upon Operating Earnings.
Long Term Incentive Restricted Stock Unit Agreement

     1.7. “EPS Growth” means the compounded annual Earnings Per Share growth rate over the Measurement Period.
     1.8. “Grant Date” means the date of the grant of the Award, as specified on page 1 hereof.
     1.9. “Good Reason” means the definition of “Good Reason” given in any employment agreement the Participant has with the Company, or if no definition is so given, there shall be no circumstances giving rise to Good Reason under this Agreement.
     1.10. “Measurement Period” means with respect to each vesting tranche, for purposes of performance based vesting under Section 2.1, the performance period described in Section 2.1.
     1.11. “Measurement Start Date” means the first day of the fiscal quarter in which the Grant Date occurs. (For example, if the Grant Date is within the first fiscal quarter, the Measurement Start Date will be January 1 of that year).
     1.12. “Operating Earnings” shall be based upon net income excluding merger or acquisition related expenses for any applicable period, but will include any amortization for core deposit intangibles.
     1.13. “Participant” means the individual identified on page 1 hereof.
     1.14. “Peer Group” means the group of banks or bank holding companies set forth in, or determined according to, Exhibit B.
     1.15. “Performance Vesting Matrix” means the matrix in Exhibit A hereto, by which the number of vested Units for the vesting tranche are determined in accordance with Section 2.1.
     1.16. “Plan” shall have the meaning given on page 1 hereof.
     1.17. “Settlement Date” means date indicated on page 1 hereof.
     1.18. “Stock” means the Common Stock of the Company, and any successor entity.
     1.19. “Subsidiary” has the meaning given in the Plan.
     1.20. “Target Units” means the target number of Units eligible for vesting in a vesting tranche, as shown on Exhibit A.
     1.21. “Units” means the restricted stock units awarded under this Agreement.
2. Vesting of Units. Vesting of Units is subject to the double trigger vesting requirements which include: (1) the performance based vesting requirements set forth in Section 2.1 and (2) the service based vesting requirement set forth in Section 2.2.
     2.1. Performance Based Vesting Requirements.
          (a) With respect to the performance based vesting requirements, Units will be eligible for vesting in three tranches. Subject to Section 2.1(b) and (c), vesting of the first tranche will be measured based on the Company’s financial performance over the 12 month period which commenced as of the Measurement Start Date; the second tranche will be measured based on the Company’s financial performance over the 24 month period which commenced as of the Measurement Start Date; and the third tranche will be measured based on the Company’s financial performance over the 36 month period which
Long Term Incentive Restricted Stock Unit Agreement

commenced as of Measurement Start Date. The Target Units for each of the respective tranches is set forth in Exhibit A. Subject to Section 2.1(b) and (c), the amount of Units within each tranche that vest shall be based on the vesting percentage of the Target Units for such tranche, as shown on the Performance Vesting Matrix on Exhibit A. That percentage shall be determined based on the Company’s ranking in the Peer Group based on EPS Growth, and calculated as set forth in Exhibit A.
          (b) With respect to the performance measurement for the first or second tranches, in the event the Company’s EPS Growth is negative for the respective Measurement Period, no Units shall vest in that tranche and instead the performance measurement for such tranche shall be deferred and the Units shall be included in the next tranche for purposes of measuring performance vesting. (For example, if EPS Growth for the first Measurement Period is negative, vesting of both the Units for the first and second tranches shall be measured based on the EPS Growth for the second Measurement Period. If EPS Growth is again negative for the second Measurement Period, vesting of all Units shall be measured based on the EPS Growth for the third Measurement Period.
          (c) Notwithstanding the foregoing, in the event the service based vesting is accelerated pursuant to Section 2.2(b) or 2.2(c), any vesting tranche for which the full performance period, as described in Section 2.1(a) subject to 2.1(b), has not yet ended, shall be measured for performance based vesting based on the performance period which commenced on the Measurement Start Date and ended as of the fiscal quarter most recently ended prior to the event triggering accelerated vesting under Section 2.2(b) or 2.2(c).
          (d) In the event Section 2.2(b) applies, the total amount of Units preliminarily calculated as having vested under Section 2.1(a) and 2.1(c) shall be reduced for early service vesting by multiplying such amount by a fraction the numerator being the number of full fiscal quarters between the Measurement Start Date and the date of termination of Participant’s employment and the denominator being twelve (12). (See Exhibit A for an example). If accelerated service based vesting is triggered by Section 2.2(c), there is no reduction for early vesting.
     2.2. Service Requirements. The service requirement for vesting shall be satisfied as set forth in Section 2.2(a) or accelerated under Section 2.2(b) or (c), and any Units which are vested for purposes of the performance based vesting requirements in Section 2.1 shall fully vest as of such event:
          (a) Participant has been continuously employed by the Company or a Subsidiary through the Settlement Date. (Participant will be deemed continuously employed notwithstanding any unpaid leaves of absence if such leave of absence is in accordance with the Company or Subsidiary’s sick leave, family leave or military leave policies or that otherwise is with the prior written approval of the Company or its Subsidiary and such leave continues only for so long as the Company or its Subsidiary has agreed and occurs only in accordance with the terms and conditions as have been required by the Company or its Subsidiary, in each instance as determined by the Company or its Subsidiary in its sole discretion); or
          (b) Participant ceases to be employed by the Company or a Subsidiary prior to the Settlement Date due to termination by the Company without Cause or by the Participant for Good Reason, or due to Participant’s death or Disability; or
          (c) There is a “Change of Control Transaction,” as defined in the Plan.
          (d) In the event the Participant voluntarily terminates employment without Good Reason or is terminated by the Company for Cause prior to the Settlement Date, this Agreement shall terminate without vesting of any Units.
Long Term Incentive Restricted Stock Unit Agreement

3. Settlement of Award and Issuance of Share Certificates
     3.1. Issuance of Shares of Stock. The Company shall issue to the Participant, as soon as practicable following the vesting under Section 2.2 (but not earlier than the publication of the earnings release for the Peer Group for the quarter ended immediately prior to or as of the vesting date permitting the calculation required pursuant to Exhibit A), and upon payment of all required tax withholding pursuant to Section 4 hereof, a number of whole shares of Stock equal to the number of Units that have vested. Notwithstanding the foregoing, if the Participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code and there is accelerated vesting under Section 2.2(b), the Stock shall not be issued until the seventh month following termination of Executive’s employment.
     3.2. No Additional Payment Required. The Participant shall not be required to make any additional payment of consideration upon settlement of the Award.
     3.3. Stock Certificate. The certificate for the shares of Stock as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the beneficiaries of the Participant. The Company may at any time place legends referencing any applicable restrictions on all certificates representing shares of Stock issued upon settlement of the Award.
     3.4. Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal and state securities laws. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award shall relieve the Company of any liability with respect to the failure to issue or sell such shares as to which such requisite authority shall not have been obtained; provided, however, the Company shall undertake commercially reasonable efforts to timely obtain all such consents and approvals. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. In the unanticipated event the Company is unable to issue the shares of stock Participant is entitled within six months of the settlement date, the Company shall pay Participant the cash equivalent value of such shares based upon the fair market value of the common stock on the date of the cash payment.
     3.5. Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.
4. Payment of Tax Withholding Amounts
     4.1. Tax Withholding. At the time the Award is settled, the Participant will be required to remit to the Company an amount sufficient to satisfy federal, state, and local taxes and FICA withholding requirements prior to the delivery of any certificate or certificates for the Stock. The Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy such tax withholding obligations of the Company.
     4.2. Alternative Provisions for the Payment of Tax Withholding Amounts. As an alternative to the payment of tax withholding in cash, the Committee (as defined in the Plan), in its sole discretion,
Long Term Incentive Restricted Stock Unit Agreement

may allow the Participant to pay tax withholding (i) by the Company withholding such amount from other amounts payable by the Company to the Participant, including salary, (ii) by surrender of shares of Common Stock or other securities of the Company in the manner specified in Section 6.11 of the Plan, (iii) by the application of shares of Stock to be issued under this Agreement up to an amount not greater than the Company’s minimum statutory withholding rate for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income, or (iv) any combination of the foregoing.
5. Restrictions on Transfer.
     5.1 Transfer Restrictions. Prior to the full vesting of the Units, and for the shorter of (i) a 2-year period after vesting or (ii) six months after termination of Participant’s employment, neither this Award, nor any Unit, nor any shares of Stock issued in settlement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, Participant may surrender shares of Stock in accordance with Section 4.2 above for the limited purpose of paying tax withholding on the shares of Stock issued pursuant to this Agreement.
     5.2 Safekeeping of Stock Certificate. During the period of any transfer restrictions pursuant to Section 5.1, the stock certificate representing the shares of Stock issued pursuant to this Agreement may be retained by the Company or its transfer agent. After expiration of the transfer restriction period, upon the written request of the Participant, the Company will deliver or cause to be delivered to the Participant a stock certificate representing shares issued pursuant to this Agreement.
6. Adjustment of Units
     In the event of any change to the Stock of the Company as described in Article VII of the Plan, the number and/or kind of Units shall be adjusted in accordance with Article VII of the Plan.
7. Representations, Warranties and Covenants of the Participant
     7.1. No Shareholder Rights. The Participant shall have no rights as a shareholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
     7.2. No Right to Continued Service. The Participant understands and agrees that nothing contained in this Agreement will be construed to limit or restrict the rights of the Company or of any Subsidiary of the Company to terminate the employment of the Participant at any time, with or without cause, to change the duties of the Participant or to increase or decrease the Participant’s compensation. Without limiting the foregoing, the Participant understands and agrees that the vesting of Units under this Agreement is directly conditioned upon the Participant continuing to be employed by the Company or a Subsidiary of the Company and that the Participant’s relationship with the Company or a Subsidiary of the Company can be terminated at any time with or without notice to the Participant.
     7.3. Tax Treatment. The Company has advised the Participant to seek the Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from the Participant’s receipt of the Units or Stock pursuant to this Award. The Participant understands that the Company will report to appropriate taxing authorities the payment to the Participant of compensation
Long Term Incentive Restricted Stock Unit Agreement

income upon settlement of the Award. The Participant understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this Award and the issuance of the Stock.
     7.4. Disclosures. The Participant acknowledges receipt of a copy of the Plan and represents that the Participant has fully reviewed the terms and conditions of the Plan and this Agreement and has had an opportunity to obtain the advice of counsel prior to executing this Agreement. The Participant represents and warrants that the Participant is not relying upon any representations, agreements or understandings of or with the Company except for those set forth in this Agreement.
     7.5 Underwriter Lock-up. The Participant agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, the Participant will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by the Participant provided that such restriction will not extend beyond 12 months from the effective date of the registration statement filed in connection with such offering.
8. Miscellaneous Provisions
     8.1. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights and obligations of the Company under this Agreement may be assigned without prior notice to or the consent of the Participant. The rights and obligations of the Participant under this Agreement may not be assigned by the Participant except as may be permitted by Section 5 of this Agreement.
     8.2. Amendment and Waiver. This Agreement may be amended, modified and supplemented only by written agreement signed by both the Participant and an authorized officer of the Company. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.
     8.3. Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if delivered personally or by courier service, or if mailed by certified mail, return receipt requested, prepaid and addressed to the Company’s executive offices to the attention of the Corporate Secretary, or if to the Participant, to the address maintained by the personnel department, or such other address as such party shall have furnished to the other party in writing.
     8.4. Governing Law and Interpretation. This Agreement will be governed by the laws of the State of Oregon as to all matters, including but not limited to matters of validity, construction, effect, and performance, without giving effect to rules of choice of law. This Agreement hereby incorporates by reference all of the provisions of the Plan and will in all respects be interpreted and construed in such manner as to effectuate the terms and intent of the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan will prevail. All matters of interpretation of the Plan and this Agreement, including the applicable terms and conditions and the definitions of the words, will be determined at the sole and final discretion of the Committee or the Company’s Board of Directors.
     8.5. IRC Section 409A Compliance. Notwithstanding any other provision of Agreement, it is intended that any deferred compensation benefit which is provided pursuant to or in connection with this Agreement shall be provided and issued in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Internal Revenue Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under
Long Term Incentive Restricted Stock Unit Agreement

Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Participant to additional tax or interest and the Company shall not be required to incur any additional compensation as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.
     8.6. Attorney Fees. If any suit, action or proceeding is instituted in connection with any controversy arising out of this Agreement or the enforcement of any right hereunder, the prevailing party will be entitled to recover, in addition to costs, such sums as the court or arbitrator may adjudge reasonable as attorney fees, including fees on any appeal.
     8.7. Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. This includes not only disputes about the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator in accordance with the then-existing rules of arbitration procedure of Multnomah County, Oregon Circuit Court, except that there shall be no right of de novo review in Circuit Court and the arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The proceeding will be commenced by the filing of a civil complaint in Multnomah County Circuit Court and a simultaneous request for transfer to arbitration. The parties expressly agree that they may choose an arbitrator who is not on the list provided by the Multnomah County Circuit Court Arbitration Department, but if they are unable to agree upon the single arbitrator within ten days of receipt of the Arbitration Department list, they will ask the Arbitration Department to make the selection for them. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for costs and expenses in accordance with Section 8.6 of this Agreement. The arbitrator’s award may be reduced to final judgment in Multnomah County Circuit Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding.
     8.8. IRC 280G Adjustment. If the benefit payments under this Agreement, either alone or together with other payments to which the Participant is entitled to receive from the Company, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments under this Agreement being subject to the excise tax imposed by Section 4999 of the Code. The determination of which benefits to reduce shall be made by the Participant, provided the Company’s accountants confirm that such reduction satisfies the requirements of this Section.
     8.9. Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein and supersedes all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.
     8.10. Repayment Obligation. Participant’s eligibility to shares of Stock under this Agreement is based upon the Company’s achievement of the performance levels determined pursuant to Exhibit A. If after shares of Stock are issued to Participant, it is later determined that performance level as compared to the Peer Group changed as a result of recalculations in the Company’s EPS Growth was not met as (i) a
Long Term Incentive Restricted Stock Unit Agreement

result of any intentional misstatement, fraud or action of an officer of the Company, or (ii) a material error that, in either case, results in a restatement of the Company’s financial statements, and such restatement changes the vesting percentage otherwise achieved, Participant agrees to repay or cancel any improperly made payment, award or benefit upon demand by the Company.
* * *
Long Term Incentive Restricted Stock Unit Agreement

EXHIBIT A
PERFORMANCE VESTING
(a) Target Units:

First Tranche:	12,000 shares
Second Tranche:	8,000 shares
Third Tranche:	4,000 shares
(b) Performance Vesting Matrix:

(A)	(B)
EPS Growth Peer Group Value
Range	Vesting Percentage of Target
(Rank/Total in Peer Group)	Units in Tranche
0.000 – 0.175	175%
0.176 – 0.275	150%
0.276 – 0.375	125%
0.376 – 0.625	100%
0.626 – 0.725	75%
0.726 – 0.825	50%
0.826 – 0.925	25%
0.926 – 1.000	0%
The Peer Group institutions are ranked and assigned integer numbers with the highest performing institution receiving a ranking = 1. To determine the EPS Growth Peer Group Value (Column A), the Company’s rank is divided by the total number of institutions in the Peer Group (including the Company). The applicable vesting percentage (Column B) is determined based on the corresponding EPS Growth Peer Group Value, as shown in the matrix above.
Examples:
(a) The Grant Date is March 1, 2007. Vesting of the first tranche is measured based on EPS Growth for the 12 month-period ended December 31, 2007. The Company’s EPS Growth is positive and the Company ranks 5th out of 20. The EPS Growth Peer Group Value = 5/20 = 0.25. The applicable percentage for performance based vesting of the first tranche is 150%.
First Tranche: 12,000 shares *1.50 = 18,000 shares. No payout until service vesting.
(b) Same facts as in Example (a) above, except that the Company’s EPS Growth is negative. The 12,000 Units in the first tranche are combined with the 8,000 Units in the second tranche for purposes of measuring vesting based on EPS Growth for the 24 month-period ended December 31, 2008.
(c) Same facts as in Example (a) above, but Participant is terminated without Cause on September 15, 2008. For January 1, 2007 through June 30, 2008, the Company’s EPS Growth is positive and the Company ranks 10th out of 19 (one institution in the Peer Group disqualifies). The EPS Growth Peer Group Value = 10/19 = 0.53. The applicable performance vesting percentage for the first tranche is 100%. Second Tranche: 8,000 shares*1.00 = 8,000. Third Tranche: 4,000 shares*1.00 = 4,000 shares.
Payout would be (18,000+8,000+4,000)*(6/12) = 15,000 shares
(c) Same facts as in Example (b) above, except that instead of termination on September 15, 2008, there is a Change in Control on September 15, 2008.
Payout would be: 18,000+8,000+4,000 = 30,000 shares. (No reduction for early service vesting).
Long Term Incentive Restricted Stock Unit Agreement

EXHIBIT B
PEER GROUP

Name	State	Trading Symbol
City National Corp	CA	CIN
UCBH Holding Inc	CA	UCBH
Wintrust Financial Corp	IL	WTFC
Sterling Financial Corp	WA	STSA
Trustmark Corp	MS	TRMK
First Midwest Bancorp	IL	FMBI
Susquehanna Bancshares Inc	PA	SUSQ
Old National Bancorp	IN	ONB
Cathay General Bancorp	CA	CATY
Greater Bay Bancorp	CA	GBBK
Pacific Capital Bancorp	CA	PCBC
United Bankshares Inc	WV	UBSI
Chittenden Corp	VT	CHZ
Provident Bancshares Inc	MD	PBKS
Irwin Financial Corp	OH	IFC
CVB Financial Corp	CA	CVBF
SVB Financial Corp	CA	SIVB
First Community Bancorp	CA	FCBP
Glacier Bancorp	MT	GBCI
With respect to any Measurement Period, the following companies shall be eliminated from the Peer Group:
1.	Any company which has entered into a Plan of Merger or similar transaction which has resulted in its post-merger assets size exceeding that of Umpqua by more than 100 percent.

2.	Any company which has liquidated, sold or transferred all or substantially all (80% or more) of its assets, or disposed of all of its insured depository subsidiaries.

3.	Any company whose shares are no longer traded on the NYSE or NASDAQ Global Select markets or equivalent.
Long Term Incentive Restricted Stock Unit Agreement